SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             COMMISSION FILE NUMBER: 1-6179


                         CORDANT TECHNOLOGIES INC.
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           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


       15 WEST S. TEMPLE, SUITE 1600, SALT LAKE CITY, UTAH 84101-1532
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                  COMMON STOCK, PAR VALUE $1.00 PER SHARE
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          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                    NONE
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(TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                   UNDER SECTION 13(A) OR 15(D) REMAINS)

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

         Rule 12g-4(a)(1)(i)  |x|          Rule 12h-3(b)(1)(i)  |x|
         Rule 12g-4(a)(1)(ii) |_|          Rule 12h-3(b)(1)(ii) |_|
         Rule 12g-4(a)(2)(i)  |_|          Rule 12h-3(b)(2)(i)  |_|
         Rule 12g-4(a)(2)(ii) |_|          Rule 12h-3(b)(2)(ii) |_|
                                           Rule 15d-6           |_|

APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
DATE: ONE
PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, CORDANT TECHNOLOGIES INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO
SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.


                                   CORDANT TECHNOLOGIES INC.


DATE:   AUGUST 1, 2000             BY: /s/ Julie A. Caponi
                                       ------------------------------------
                                   NAME:  Julie A. Caponi
                                   TITLE: Vice President